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                                                                                                              EXHIBIT 12

                                           FEDERAL EXPRESS CORPORATION
                                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                   (UNAUDITED)

                                                                              YEAR ENDED MAY 31,
                                                     -------------------------------------------------------------------
                                                        2003           2002          2001          2000          1999
                                                     -----------   -----------   -----------   -----------   -----------
                                                                         (IN MILLIONS, EXCEPT RATIOS)
Earnings:
    Income before income taxes....................   $       689   $       703   $       786   $       843   $       771
    Add back:
      Interest expense, net of
        capitalized interest......................            57            74            75            82            91
      Amortization of debt
        issuance costs............................            --             1             1             1             9
      Portion of rent expense
        representative of
        interest factor...........................           599           594           563           575           535
                                                     -----------   -----------   -----------   -----------   -----------

Earnings as adjusted                                 $     1,345   $     1,372   $     1,425   $     1,501   $     1,406
                                                     ===========   ===========   ===========   ===========   ===========

Fixed Charges:
    Interest expense, net of
      capitalized interest........................   $        57   $        74   $        75   $        82   $        91
    Capitalized interest..........................            13            23            23            30            35
    Amortization of debt
      issuance costs..............................            --             1             1             1             9
    Portion of rent expense
      representative of interest
      factor......................................           599           594           563           575           535
                                                     -----------   -----------   -----------   -----------   -----------

                                                     $       669   $       692   $       662   $       688   $       670
                                                     ===========   ===========   ===========   ===========   ===========

    Ratio of Earnings to Fixed
      Charges.....................................           2.0           2.0           2.2           2.2           2.1
                                                     ===========   ===========   ===========   ===========   ===========
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